UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Tyco Electronics Ltd
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following event occurred after the proxy statement was filed with the Securities and Exchange Commission and mailed to shareholders:

Tyco Electronics Ltd. (“Tyco Electronics”) has previously reported in its periodic filings the settlement of 32 purported securities class action lawsuits related to actions taken by certain of Tyco International Ltd.’s (“Tyco International”) former senior corporate management.  We also have previously disclosed that Tyco International had received opt-out notices from individuals and entities totaling approximately 4% of the shares owned by the class members.  Also as previously reported, as a part of the Separation and Distribution Agreement (as discussed under “Certain Relationships and Related Transactions”), Tyco Electronics is responsible for 31% of the class action settlement amount and any potential liabilities resulting from opt-out claims, and Tyco International and Covidien Ltd. (“Covidien”) each have assumed 27% and 42%, respectively, of such amounts.

On January 29, 2008, one such opt-out lawsuit was filed by certain BlackRock funds against Tyco International, Covidien and us.  One of our directors, Robert M. Hernandez, is a trustee/director of certain of the BlackRock funds named as plaintiffs in the lawsuit.  However, Mr. Hernandez was not informed and had no knowledge of the lawsuit because he had been recused from all discussions and decisions relating to the lawsuit.  Mr. Hernandez will continue to recuse himself from any and all matters relating to the lawsuit in both his capacity as a director of Tyco Electronics and as a trustee/director of certain BlackRock funds.

The Nominating, Governance and Compliance Committee on behalf of the Board of Directors of Tyco Electronics considered the facts described above, and because the conflict is limited in scope and procedures can readily be designed to recuse Mr. Hernandez from the lawsuit without affecting his ability to serve as a director of Tyco Electronics, determined to make no change in the decision to renominate him.